Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT is entered into as of the 11th day of August, 2008 (the “Effective Date”), by and between The Princeton Review, Inc. (the “Company”), a Delaware corporation, and John Marshall (the “Executive”).

WHEREAS, the Executive is currently employed by the Company as its President, Test Preparation Services Division and during his employment he has gained valuable experience and knowledge in all phases of the Company’s business;

WHEREAS, the Company recognizes the Executive’s extraordinary experience and relationships in the Company’s business and industry, and the Company desires to retain the services and employment of the Executive;

WHEREAS, the Executive and the Company are parties to an offer letter dated October 18, 2007 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to enter into this Agreement in order to replace and supersede the Prior Agreement and provide for the continued employment of the Executive by the Company upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1. Effective Date and Term. This Agreement shall become effective, and Executive’s employment under this Agreement will begin, on the Effective Date. The Executive shall be employed hereunder for the period starting on the Effective Date and continuing until the Termination Date, as that term is defined in Section 7(a)(v) below (such period of employment shall be referred to as the “Term”).

2. Employment.

(a) The Executive will be employed as the President, Test Preparation Services Division or in such other position(s) as may be mutually agreed upon by the parties. The Executive will perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity or as directed by the Company’s Chief Executive Officer (the “CEO”). The Executive shall report directly to the CEO.

(b) The Executive will devote his full working time, attention and skill to the performance of his duties and responsibilities as an executive employee of the Company in a trustworthy and professional manner, and will use his best efforts to promote the interests of the Company. The Executive will not, without prior written approval of the Company, engage in any other activities that would interfere with the performance of his duties as an employee of the Company, are in violation of written policies of the Company, are in violation of applicable law, or would create an actual or perceived conflict of interest with respect to the Executive’s obligations as an employee of the Company. The Executive may (1) with advance notice to and consent of the Company, serve on corporate, civil or charitable boards or committees; (2) deliver lectures and teach at educational institutions; (3) serve as a personal representative or trustee; and (4) invest personally in any business where no conflict of interest exists between such investment and the business of the Company, provided those activities do not require a material time commitment by the Executive or are otherwise contrary to any provision of this Agreement.

3. Compensation. For so long as the Executive is employed by the Company under this Agreement, the Executive shall be paid the following compensation:

(a) Base Salary. The Executive’s initial base salary will be $315,000 per annum (such base salary, as may be adjusted from time to time in accordance with this Section, the “Base Salary”), from which shall be deducted all required or authorized payroll deductions, including state and federal withholdings. The Base Salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives generally. The Base Salary will be reviewed, and may be adjusted, at least annually in a manner designated by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”).

(b) Bonus. The Executive will be eligible for an annual bonus for each calendar year of his employment targeted at 50% of his Base Salary (the “Target Bonus”) based on the attainment of performance metrics established and revised annually by the Board or the Compensation Committee. The Board or the Compensation Committee, in its sole discretion, shall establish the eligibility criteria for such annual bonus, which may include Company financial projections and management goals specific to the Executive. Each bonus earned by the Executive shall be paid to the Executive in cash, less all required or authorized tax and other withholdings, during the 2 1/2 month period following the end of the calendar year in which the bonus was earned.

(c) Stock Based Compensation.

(i) During the Term, the Executive will be eligible to be considered by the Compensation Committee for grants or awards of stock options or other stock-based compensation under the Company’s 2000 Stock Incentive Plan, as amended and restated on March 24, 2003 and as may hereafter be amended (the “Plan”) or similar plans as in effect from time to time. All grants or awards shall be governed by the relevant plan documents and requirements and shall be evidenced by the Company’s then-standard form of stock option, restricted stock or other applicable agreement.

(ii) The Executive has previously been granted the stock options referred to in the Prior Agreement.

4. Employee Benefits.

(a) Employee Benefits Generally. The Executive will be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement, profit sharing, savings, health, hospitalization, disability, dental, life or travel accident insurance benefit plans, vacation and sick leave in accordance with the terms of such plans, practices and programs as in effect from time to time.

(b) Executive Benefits. The Executive will also be entitled to participate in executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company generally. Unless otherwise determined by the Compensation Committee, the Executive’s participation in such plans will be on the same basis and terms as other similarly situated executives of the Company. No additional compensation provided under any of such plans will be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive’s entitlements hereunder.

5. Reimbursements and Other Benefits.

(a) Expenses generally. The Company will pay all reasonable and properly documented expenses incurred by the Executive in furtherance of the Company’s business in accordance with applicable Company policies and procedures (“Expenses”).

(b) Vacation. The Executive may take 22 days of paid time off during each year (or such larger number as provided by Company policy) at such times as shall be consistent with the Company’s vacation policies and, in the CEO’s judgment, consistent with the needs of the Company.

6. Effect of Change in Control.

(a) Definition. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in excess of 50% of either the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of more than 50% of the Outstanding Company Common Stock directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company); (2) any acquisition of more than 50% of the Outstanding Company Common Stock by the Company; (3) any acquisition of more than 50% of the Outstanding Company Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any Person who, prior to such acquisition, already owned more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities; or

(ii) such time as the majority of the members of the Board (or, if applicable, the board of directors of a successor corporation to the Company) is replaced during any 12-month period (commencing no earlier than the date of this Agreement) by directors whose appointment or election is not approved by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or

(iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than in a bankruptcy proceeding, provided that the liquidation or dissolution otherwise meets the requirements of one of the events described in Sections 6(a)(i), (ii) or (iii) above.

In all respects, the definition of “Change in Control” shall be interpreted to comply with Internal Revenue Code Section 409A, and any successor statute, regulation and guidance thereto.

(b) Notwithstanding any provision of the Company’s 2000 Stock Incentive Plan, any stock option agreement or restricted stock or other stock award agreement or any other stock option plan to the contrary, if the Executive is employed by the Company upon the occurrence of a Change in Control, immediately prior to such Change in Control the unvested portion of the stock options held by the Executive on the date of the Change in Control shall vest and become immediately exercisable, and all restrictions shall lapse on any restricted stock or similar awards held by the Executive at such time which were not otherwise vested as of the date of the Change in Control.

(c) Gross-Up Payment.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Internal Revenue Code Section 4999, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

(ii) Subject to the provisions of Section 6(c)(iii) below, all determinations required to be made under this Section 6(c)(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected and paid for by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, as determined pursuant to this Section 6(c)(ii), shall be paid to the relevant tax authorities as withholding taxes on behalf of the Executive at such time or times when each Excise Tax payment is due. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Internal Revenue Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an

“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 6(c)(iii) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in Section 6(c)(iii) below, shall be promptly paid by the Company to the relevant tax authorities as withholding taxes on behalf of the Executive.

(iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due), unless failure to do so could reasonably be expected to result in any criminal liability for the Executive. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim,

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

(C) cooperate with the Company in good faith in order to effectively contest such claim, and

(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties, and any accounting or legal fees reasonably incurred by the Executive) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.

(iv) In the event the Executive pays any Excise Tax or other taxes or incurs any expenses which otherwise would be payable by the Company pursuant to this paragraph 6(c), then the amount paid by the Executive shall be promptly reimbursed to him by the Company; provided that the Executive provides evidence of such payments to the Company within thirty (30) days of making such payments.

(v) If, after a Gross-Up Payment by the Company on behalf of the Executive pursuant to this Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(c)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

7. Termination. The Executive’s employment hereunder may be terminated as set forth in this Section 7.

(a) Definitions.

(i) Cause. For purposes of this Agreement, “Cause” means a good faith finding by the Company that:

(A) the Executive failed to substantially perform his duties and obligations to the Company (other than a failure resulting from the Executive’s incapacity because of a Disability, as defined in Section 7(a)(ii)), including but not limited to one or more acts of gross negligence or insubordination or a material breach of the Company’s policies and procedures (other than such policies set forth in Section 7(a)(i)(B) below); provided, however, that if such failure is determined by the Company, in its sole discretion, to be curable, the failure is not cured within 10 days after a written demand for cure is received by the Executive from the Company which specifically identifies the manner in which the Company believes the Executive has failed to substantially perform his duties and obligations to the Company;

(B) the Executive has materially breached the Company’s Code of Conduct or its anti-discrimination and harassment policies;

(C) the Executive has committed a crime involving fraud, dishonesty, theft, breach of trust or moral turpitude;

(D) the Executive willfully engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;

(E) the Executive materially breached this Agreement, including but not limited to the Confidentiality, Non-Competition and Non-Solicitation provisions of Section 8 below, or any other agreement regarding assignment of intellectual property rights with the Company;

(F) the Executive violated state or federal securities laws or regulations; or

(G) the Executive willfully failed to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(ii) Disability. For purposes of this Agreement, “Disability” means a physical or mental illness, impairment or infirmity (other than an absence from work on an approved maternity or paternity leave) which renders the Executive unable to perform the essential functions of his position, including his duties under this Agreement, with reasonable accommodation, as determined by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative, for at least one hundred eighty (180) days during any 365-consecutive-dayperiod.

(iii) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, unless the Executive has provided specific written consent to such occurrence:

(A) material diminution in the Executive’s authority, duties or responsibilities;

(B) a reduction in the Executive’s Base Salary;

(C) a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is more than 50 miles from the location at which the Executive performed his principal duties for the Company immediately prior to such change; or

(D) a material breach by the Company of this Agreement.

In addition, for purposes of this Agreement, “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of such occurrence; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason event during the Cure Period, Good Reason shall be deemed not to have occurred.

(iv) Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a notice which indicates the specific termination provision in this Agreement relied upon and sets forth the Termination Date.

(v) Termination Date. For purposes of this Agreement, “Termination Date” means (i) in the case of the Executive’s Death, the Executive’s date of Death; (ii) if the Executive’s employment is terminated for Disability, the date of the Executive’s Disability; (iii) if the Executive terminates his employment, on the effective date of termination specified in the Notice of Termination, or such earlier date specified by the Company in response to such Notice; (iv) if the Executive’s employment is terminated for Cause, immediately, and (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which will not be less than two weeks after the Notice of Termination.

(b) Termination and Compensation upon Termination.

(i) Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause.

(A) If the Executive’s employment is terminated by the Company for Cause, then the Company shall pay the Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (1) Base Salary; (2) expenses incurred by the Executive on behalf of the Company in accordance with this Agreement; (3) vacation pay in accordance with the Company’s normal policies and practices; and (4) any bonus or incentive compensation with respect to the calendar year ended prior to the year in which the Termination Date occurs if that bonus or incentive compensation was earned but not paid (collectively, “Accrued Compensation”).

(B) In the event that the Company terminates the Executive’s employment without Cause as set forth in Section 7(b)(ii), but the Company determines subsequently that the

Company had the right to terminate the Executive’s employment for Cause pursuant to this Section 7(b)(i), the Company may terminate the payment of all amounts to the Executive pursuant to Section 7(b)(ii) and the Executive shall return all previous payments made to him pursuant to Section 7(b)(ii) other than the Accrued Compensation.

(ii) Termination by the Company without Cause or by the Executive for Good Reason. The Company may terminate the Executive’s employment without Cause, and the Executive may terminate his employment for Good Reason. If the Executive’s employment is terminated by the Company without Cause (excluding any termination due to the Executive’s death or Disability) or by the Executive for Good Reason in accordance with the Good Reason Process, then the Company shall pay the Executive the following:

(A) all Accrued Compensation;

(B) a severance payment (“Severance”) in an amount equal to the sum of (1) 100% of the Executive’s Base Salary as in effect immediately prior to the event giving rise to the Notice of Termination pursuant to which the Executive’s employment is being terminated, plus (2) 100% of either (x) if the Executive was employed by the Company for the entire calendar year immediately prior to the calendar year of the event giving rise to the Notice of Termination pursuant to which the Executive’s employment is being terminated, then the Executive’s annual bonus for such prior calendar year (if any), or (y) if the Executive was not employed by the Company for the entire calendar year immediately prior to the calendar year of the event giving rise to the Notice of Termination pursuant to which the Executive’s employment is being terminated, then the Executive’s Target Bonus as in effect immediately prior to the event giving rise to the Notice of Termination pursuant to which the Executive’s employment is being terminated. Such Severance shall be paid to the Executive in a lump sum, less all required or authorized tax and other withholdings, within thirty (30) days of the later of the Termination Date or the Company’s receipt of the general release provided in Section 7(b)(ii)(D) below; and

(C) directly, or by reimbursing the Executive for the monthly premium for continuation coverage under the Company’s health and dental insurance plans, but only for the dollar amount portion of such premium equal to the portion being paid by the Company as of immediately prior to the Termination Date, and only to the same extent that such insurance is provided to persons currently employed by the Company, and provided that the Executive makes a timely election for such continuation coverage under the Consolidate Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The “qualifying event” under COBRA shall be deemed to have occurred on the Termination Date. The Company’s obligation under this paragraph shall end 12 months after the Termination Date.

(D) The Company shall not be obligated to make the payments otherwise provided for in Sections 7(b)(ii)(B) and (C) unless the Executive provides to the Company within 45 day of such termination, and does not revoke, a general release of claims in a form satisfactory to the Company.

(E) The Company shall not be obligated to make the payments otherwise provided for in Sections 7(b)(ii)(B) and (C) upon a good faith finding by the Company of a material breach by the Executive of the Confidentiality, Non-Competition or Non-Solicitation provisions of Section 8 of this Agreement or the provisions of any other agreement regarding assignment of intellectual property between the Executive and the Company and, in such event, the Executive shall return all previous payments made to him pursuant to Sections 7(b)(ii)(B) and (C).

(iii) Disability. The Company may terminate the Executive’s employment upon the Executive’s Disability. If the Executive’s employment with the Company is terminated because of his Disability, then the Company will pay the Executive all Accrued Compensation.

(iv) Death. The Company shall terminate the Executive’s employment because of the Executive’s death. If the Executive’s employment with the Company terminates because of the Executive’s death, then the Company will pay the Executive’s beneficiaries or heirs all Accrued Compensation.

(v) Resignation. The Executive may terminate this Agreement by resigning upon thirty (30) days’ prior written notice to the Company. If the Executive’s employment with the Company is terminated by the Executive’s resignation, then the Company will pay the Executive all Accrued Compensation earned through the Termination Date specified in the Notice of Termination.

(c) Notice of Termination Required. Any purported termination by the Company or by the Executive will be communicated by a written Notice of Termination to the other party. For purposes of this Agreement, no purported termination of employment will be effective without a Notice of Termination.

(d) Timing of Payment. The Accrued Compensation payable to the Executive as provided in Sections 7(b)(i)—(v) will be paid pursuant to applicable state law or within ten (10) business days after the Executive’s Termination Date, whichever period is shorter. Any other compensation provided for in Section 7(b) will be paid as set forth above.

(e) Mitigation. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment will be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment other than as provided under Section 7(b)(ii)(C).

(f) Other. The Executive’s entitlement to any other compensation or benefits upon termination of Executive’s employment shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.

8. Confidentiality, Non-Competition and Non-Solicitation

(a) Confidentiality. The Executive acknowledges that during his employment, he may have access to trade secrets and other oral or written information and materials that are confidential in nature and proprietary to the Company (collectively, “Confidential Information”). The Executive will not, at any time, whether during or after the term of employment, directly or indirectly, by any means or devices whatsoever, copy, retain, disclose, use, or permit the use of or access to any Confidential Information, except as may be required in the performance of the Executive’s duties for the Company. Upon termination the Executive’s employment, the Executive will immediately turn over to the Company all originals and copies of any Confidential Information, in his possession, custody or control. It is expressly agreed that the Executive’s obligation not to use or disclose the Confidential Information of the Company shall survive the termination of his employment until such time as the information becomes publicly known other than by virtue of a disclosure or other act of the Executive.

(b) Non-compete. The Executive shall not during the Executive’s employment and for a period of one year following the termination of the Executive’s employment (regardless of the circumstances and reasons for such termination) engage other than on behalf of the Company in any

Competitive Business anywhere in the United States. For purposes of this paragraph “Competitive Business” shall mean any line of business in which the Company was actively engaged as of the Termination Date or which the Company was (as of the Termination Date) actively considering entering. The Executive shall not be deemed to be engaged in a Competitive Business solely because he is employed or otherwise involved with a person or company which has a subsidiary, division, affiliate or unit (each, a “Unit”) engaged in a Competitive Business so long as the Executive does not provide services to or have responsibility regarding any Unit of such person or company that is engaged in a Competitive Business and does not allow or encourage the use of Confidential Information to aid a Unit engaged in a Competitive Business. The Executive acknowledges that as of the Effective Date the Company is engaged in the following lines of business directly and through franchisees: (1) the test preparation business which prepares students and others to take standardized tests for admission to colleges, universities, and graduate programs in the United States through on-line and in person courses, publication of self-study books and podcasts, and other means and which assists students and their parents or guardians in the admission process, including financial aid; (2) provision of Supplemental Educational Services under the No Child Left Behind Act; and (3) providing educators, schools and others with services and products aimed at improving student achievement in grades K through 12, including but not limited to assessments, interventions, coaching and mentoring.

(c) Non-solicit. The Executive shall not, during the Executive’s employment and for a period of one year following the termination of the Executive’s employment (regardless of the circumstances and reasons for such termination), directly or indirectly (i) offer employment to, hire or otherwise engage the services of any employee of the Company or any individual employed by the Company or any of its franchises within the twelve (12) months immediately preceding the termination of the Executive’s employment, or (ii) take any action that interferes in or results in the termination by an employee or franchisee of their employment, franchise or other business relationship with the Company.

(d) Remedies for breach of this Section. In the event of a breach or threatened breach by the Executive of any provision of this Section 8, the Executive acknowledges that it would be difficult to determine and measure the Company’s monetary damages. The Company shall therefore be entitled to obtain a restraining order, injunction and all other appropriate equitable remedies in addition to other applicable remedies provided by applicable law. The Company may institute such action, and the Executive hereby consents to the exercise of personal jurisdiction and venue, in any federal or state court in New York, NY or Boston, MA.

9. Successors and Assigns.

(a) Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

(b) Successor to the Executive. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. All payments under this Agreement will inure to the benefit of and be enforceable by the Executive’s legal personal representative.

10. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) will be in writing and will be deemed to have been duly given when personally delivered or sent by national overnight courier service or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company will be directed to the attention of the Chief Executive Officer of the Company with a copy to the General Counsel of the Company. All notices and communications will be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.

11. Non-exclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor will anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries will be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

12. Section 409A Savings Clause. The Company and the Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Internal Revenue Code Section 409A, or any successor statute, regulation and guidance thereto; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement.

13. Amendments Must be in Writing. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.

14. No Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Governing Law and Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof. The Executive hereby irrevocably submits and acknowledges and consents to the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

16. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including but not limited to the Prior Agreement but excluding any agreement regarding assignment of intellectual property. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this Agreement.

18. Tax Consequences. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement effective as of the day and year first above written.

EXECUTIVE		THE PRINCETON REVIEW, INC.

By:	/s/ John Marshall	By:	/s/ Michael J. Perik
	John Marshall		Michael J. Perik
Chief Executive Officer